EXHIBIT 99.1

                       INDUSTRIAL DATA SYSTEMS CORPORATION
                                 AND SUBSIDIARY

                          UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION
                             AS OF DECEMBER 31, 1996

                                     INDEX

                                                                          PAGE
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION...........50

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS
      OF DECEMBER 31, 1996.................................................51

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
      YEAR ENDED DECEMBER 31, 1996.........................................52

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION..53

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                       INDUSTRIAL DATA SYSTEMS CORPORATION
                                  AND SUBSIDIARY

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet is presented as of December 31, 1996. The pro forma balance sheet has been prepared giving effect to the acquisition of Thermaire, Inc. for $1,100,000 and the related purchase accounting adjustments and the collection of the balance due of $799,999 under the note receivable from sale of common stock, as if all such transactions had occurred on December 31, 1996. The unaudited pro forma condensed statement of income is presented as if these transactions occurred at the beginning of the year presented. The acquisition was accounted for under the purchase method of accounting. Pro forma adjustments are explained in the Notes to Unaudited Condensed Consolidated Financial Information.

The pro forma condensed consolidated balance sheet does not purport to be indicative of the financial position that would have occurred had the proposed acquisition been consummated on December 31, 1996, nor is the pro forma condensed consolidated statement of income necessarily indicative of consolidated results of operations had the transactions occurred at the beginning of the year presented, or future operating results. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the Company's historical financial statements and the related notes thereto and other financial information.

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                        INDUSTRIAL DATA SYSTEMS CORPORATION
                                  AND SUBSIDIARY

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996

                                  INDUSTRIAL
                                    DATA                                     PRO FORMA
                                   SYSTEMS    THERMAIRE,      PRO FORMA      COMBINED
                                 CORPORATION    INC.         ADJUSTMENTS      BALANCES
                                 -----------  -----------    -----------      --------
                                 (Historical)(Historical)      Dr (Cr)
Cash and cash equivalents ......  $  975,100  $   3,301       799,999(a)   $ 1,515,838
                                                             (212,562)(b)
                                                              (50,000)(c)
Marketable securities ..........     457,129       --                          457,129

Accounts receivable ............     593,739    271,906                        865,645

Advances and note receivable due
 from affiliate and stockholder      164,936       --        (109,086)(d)       55,850

Inventory ......................     221,096    239,367                        460,463

Note receivable from sale of
 common stock ..................     799,999       --        (799,999)(a)         --

Other current assets ...........      48,858      4,680                         53,538
                                  ----------  ---------                    -----------
     Total current assets ......   3,260,857    519,254                      3,408,463

                                                   --                          500,000(c)
Property and equipment, net ....     122,578    135,739       195,000(b)       953,317

Goodwill .......................        --         --          68,822(b)        68,822

Other assets ...................       2,000        425                          2,425
                                  ----------  ---------                    -----------
     Total assets ..............  $3,385,435  $ 655,418                    $ 4,433,027
                                  ==========  =========                    ===========

Note payable to bank ...........  $  325,000  $    --                      $   325,000

Note payable to seller .........        --         --        (450,000)(c)      450,000

Accounts payable ...............      57,698    168,659                        226,357

Account payable to an affiliate         --       96,131        59,500(b)        36,631

Advances and notes payable
 due to an affiliate ...........        --      109,086       109,086(d)          --

Accrued expenses and other
 current liabilities ...........     170,523      4,864                        175,387

Income taxes payable ...........     128,065       --                          128,065
                                  ----------  ---------                    -----------
     Total current liabilities .     681,286    378,740                      1,341,440

Deferred income tax ............      34,010       --                           34,010

                                                   --                          276,678(b)
 Stockholders' equity ..........   2,670,139    276,678      (387,438)(b)    3,057,577
                                 ----------  ---------                    -----------
     Total liabilities and
        stockholders' equity ...  $3,385,435  $ 655,418                    $ 4,433,027
                                  ==========  =========                    ===========

                        INDUSTRIAL DATA SYSTEMS CORPORATION
                                  AND SUBSIDIARY

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME INFORMATION
                         YEAR ENDED DECEMBER 31, 1996

                              INDUSTRIAL
                                 DATA                                  PRO FORMA
                               SYSTEMS     THERMAIRE,     PRO FORMA     COMBINED
                              CORPORATION     INC.       ADJUSTMENTS    BALANCES
                              -----------  ----------    -----------    --------
                             (Historical) (Historical)     Dr (Cr)
NET REVENUES ..............  $ 5,536,960  $ 2,404,375                  $ 7,941,335

OPERATING EXPENSES:
 Cost of revenues:
   Product ................    1,477,214    2,150,642                    3,627,856
   Consulting .............    2,487,544         --                      2,487,544
   Selling, general and
     administrative .......    1,083,586      341,534         5,000(e)   1,460,120
                                                             30,000(f)
                             -----------  -----------                  -----------
                               5,048,344     2,492,176                   7,575,520

OTHER INCOME, net .........      120,169          906        40,000(g)      81,075
                             -----------  -----------                  -----------
INCOME BEFORE PROVISION FOR
 INCOME TAXES .............      608,785      (86,895)                     446,890

PROVISION FOR INCOME TAXES       206,367         --         (50,000)(h)    156,367
                             -----------  -----------                  -----------
NET INCOME ................  $   402,418  $   (86,895)                 $   290,523
                             ===========  ===========                  ===========
NET INCOME PER COMMON
 SHARE ....................                                              $     .03
                                                                         =========
WEIGHTED AVERAGE COMMON
 OUTSTANDING ..............                                             10,250,454
                                                                        ==========

                        INDUSTRIAL DATA SYSTEMS CORPORATION
                                  AND SUBSIDIARY

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                               DECEMBER 31, 1996


In preparing the pro forma condensed consolidated financial information as of and for the year ended December 31, 1996, the Company made the following adjustments:

      (a) To give effect to the January 1997 collection of the notes receivable from sale of common stock.

      (b) To give effect to the acquisition of Thermaire, Inc. for $600,000 ($212,562 in cash, and $387,438 in Common Stock) and the related purchase accounting adjustments. The following is the computation of goodwill recorded in connection with Thermal and the related land and building previously leased by Thermal:

Purchase price ..............................  $1,100,000
Fair value of net assets of
      Thermal acquired ......................    (336,178)
Appraised value of land and building acquired    (695,000)
                                               ----------
Goodwill ....................................  $   68,822
                                               ==========


      (c) To give effect to acquisition of the building and land previously leased by Thermaire, Inc. dba Thermal Corp. which was acquired with debt of $450,000 and cash of $50,000.

      (d) To eliminate amounts due by Thermaire, Inc. to Industrial Data Systems Corporation.

      (e) To give effect to amortization of goodwill on the straight line method over 10 years.

      (f) To give effect to depreciation expense on the building acquired in the transaction, which is being depreciated over 20 years.

      (g) To give effect to interest expense on the $450,000 of acquisition debt. The acquisition debt consists of a note payable to a bank, due in 59 monthly installments of $4,532, including interestr at 8.88%, with a sixtieth and final installment due on February 28, 2002.

      (h)   To give effect to taxes on the pro forma adjustments.